FUND ACCOUNTING AGREEMENT


         AGREEMENT made as of this 28th day of September, 1997, between the Deutsche Portfolios, a New York business trust (the "Fund") and IBT Fund Services (Canada) Inc. ("IBT").

         The Fund, an open-end management investment company desires, on behalf of the portfolios listed on APPENDIX A hereto, to retain IBT to perform certain fund accounting services for the several portfolios of the Fund currently existing and hereafter established (the "Portfolios"), and IBT has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

         1. DEFINITIONS. Whenever used herein, the terms listed below will have the following meaning:

            1.1 AUTHORIZED PERSON. Authorized Person will mean any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of the Fund by appropriate resolution of its Board, and set forth in a certificate as required by Section 4 hereof.

            1.2  BOARD.  Board will mean the Board of Trustees of the Fund.

            1.3 OFFICERS' CERTIFICATE. Officers' Certificate will mean, unless otherwise indicated, any request, direction, instruction, or certification in writing signed by any two Authorized Persons of the Fund.

            1.4 PROPER INSTRUCTIONS. Proper Instructions shall mean instructions (which may be continuing instructions) regarding matters signed or initialed by an Authorized Person. Oral instructions will be considered Proper Instructions if IBT reasonably believes them to have been given by an Authorized Person. The Fund shall cause all oral instructions to be promptly confirmed in writing. IBT shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction and the sole obligation of IBT with respect to any follow-up or confirmatory instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires IBT to act, the Fund shall give IBT specific Proper Instructions as to the action required. Upon receipt by IBT of an Officers' Certificate as to the authorization by the Board accompanied by a detailed description of procedures approved by the Fund, Proper Instructions may include communication effected directly between electro-mechanical or electronic devices provided that the Board and IBT agree in writing that such procedures afford adequate safeguards for the Fund's assets.

         2. CERTIFICATION AS TO AUTHORIZED PERSONS. The Secretary or Assistant Secretary of the Fund will at all times maintain on file with IBT his or her certification to IBT, in such form as may be acceptable to IBT, of (i) the names and signatures of the Authorized Persons and (ii) the names of the members of the Board, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Person as designated therein), the Secretary or Assistant Secretary of the Fund will sign a new or amended certification setting forth the change and the new, additional or omitted names or signatures. IBT will be entitled to rely and act upon any Officers' Certificate given to it by the Fund which has been signed by Authorized Persons named in the most recent certification received by IBT.




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         3. MAINTENANCE OF RECORDS AND ACCOUNTING SERVICES. The Bank will maintain records with respect to transactions for which the Bank is responsible pursuant to the terms and conditions of this Agreement, and in compliance with the applicable rules and regulations of the 1940 Act. The books and records of the Bank pertaining to its actions under this Agreement and reports by the Bank or its independent accountants concerning its accounting system, procedures for safeguarding securities and internal accounting controls will be open to inspection and audit at reasonable times by officers of or auditors employed by the Fund and will be preserved by the Bank in the manner and in accordance with the applicable rules and regulations under the 1940 Act.

         4.  FUND EVALUATION AND YIELD CALCULATION

            4.1 FUND EVALUATION. IBT shall compute and, unless otherwise directed by the Board, determine as of the close of regular trading on the New York Stock Exchange on each day on which said Exchange is open for unrestricted trading and as of such other days, or hours, if any, as may be authorized by the Board, the net asset value and the public offering price of a share of capital stock of each Portfolio, such determination to be made in accordance with the provisions of the Declaration of Trust and By-laws of the Fund and the Registration Statement relating to each Portfolio, as they may from time to time be amended, and any applicable resolutions of the Board at the time in force and applicable; and promptly to notify the Fund, the proper exchange and the NASD or such other persons as the Fund may request of the results of such computation and determination. In computing the net asset value hereunder, IBT may rely in good faith upon information furnished to it by any Authorized Person in respect of (i) the manner of accrual of the liabilities of the Fund and in respect of liabilities of the Fund not appearing on its books of account kept by IBT, (ii) reserves, if any, authorized by the Board or that no such reserves have been authorized, (iii) the source of the quotations to be used in computing the net asset value, (iv) the value to be assigned to any security for which no price quotations are available, and (v) the method of computation of the public offering price on the basis of the net asset value of the shares, and IBT shall not be responsible for any loss occasioned by such reliance or for any good faith reliance on any quotations received from a source pursuant to (iii) above.

            4.2. YIELD CALCULATION. IBT will compute the performance results of the Portfolios (the "Yield Calculation") in accordance with the provisions of Release No. 33-6753 and Release No. IC-16245 (February 2, 1988) (the "Releases") promulgated by the Securities and Exchange Commission, and any subsequent amendments to, published interpretations of or general conventions accepted by the staff of the Securities and Exchange Commission with respect to such releases or the subject matter thereof ("Subsequent Staff Positions"), subject to the terms set forth below:

                  (a) IBT shall compute the Yield Calculation for the Fund for the stated periods of time as shall be mutually agreed upon, and communicate in a timely manner the result of such computation to the Fund.

                  (b) In performing the Yield Calculation, IBT will derive the items of data necessary for the computation from the records it generates and maintains for the Fund pursuant Section 3 hereof. IBT shall have no responsibility to review, confirm, or otherwise assume any duty or liability with respect to the accuracy or correctness of any such data supplied to it by the Fund, any of the Fund's designated agents or any of the Fund's designated third party providers.

                  (c) At the request of IBT, the Fund shall provide, and IBT shall be entitled to rely on, written standards and guidelines to be followed by IBT in interpreting and applying the computation methods set forth in the Releases or any Subsequent Staff Positions as they specifically apply to the Fund. In the event that the computation methods in the Releases or the Subsequent Staff Positions or the




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application to the Fund of a standard or guideline is not free from doubt or in the event there is any question of interpretation as to the characterization of a particular security or any aspect of a security or a payment with respect thereto (e.g., original issue discount, participating debt security, income or return of capital, etc.) or otherwise or as to any other element of the computation which is pertinent to the Fund, the Fund or its designated agent shall have the full responsibility for making the determination of how the security or payment is to be treated for purposes of the computation and how the computation is to be made and shall inform IBT thereof on a timely basis. IBT shall have no responsibility to make independent determinations with respect to any item which is covered by this Section, and shall not be responsible for its computations made in accordance with such determinations so long as such computations are mathematically correct.

                  (d) The Fund shall keep IBT informed of all publicly available information and of any non-public advice, or information obtained by the Fund from its independent auditors or by its personnel or the personnel of its investment adviser, or Subsequent Staff Positions related to the computations to be undertaken by IBT pursuant to this Agreement and IBT shall not be deemed to have knowledge of such information (except as contained in the Releases) unless it has been furnished to IBT in writing.

         5. FEES. For the services rendered pursuant to this Agreement, the Fund agrees to pay IBT the fees set forth on APPENDIX B hereto.

         6. ADDITIONAL SERVICES. IBT shall perform the additional services for the Fund as are set forth on APPENDIX C hereto. APPENDIX C may be amended from time to time upon agreement of the parties to include further additional services to be provided by IBT to the Fund, at which time the fees set forth in APPENDIX B shall be appropriately increased.

         7.   LIMITATION OF LIABILITY.

            7.1 Notwithstanding anything in this Agreement to the contrary, in no event shall IBT or any of its officers, directors, employees or agents (collectively, the "Indemnified Parties") be liable to the Fund or any third party, and the Fund shall indemnify and hold IBT and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a "Claim") arising as a result of any act or omission of IBT or any Indemnified Party under this Agreement, except for any Claim resulting solely from the negligence, willful misfeasance or bad faith of IBT or any Indemnified Party. Without limiting the foregoing, neither IBT nor the Indemnified Parties shall be liable for, and IBT and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:

                  (a) Any act or omission by IBT or any Indemnified Party in good faith reliance upon the terms of this Agreement, any Officer's Certificate, Proper Instructions, resolution of the Board, telegram, telecopier, notice, request, certificate or other instrument reasonably believed by IBT to genuine;

                  (b) Information relied on in good faith by IBT and supplied by any Authorized Person in connection with the calculation of (i) the net asset value and public offering price of the shares of capital stock of the Fund or
(ii) the Yield Calculation; or

                  (c) Any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction of utilities, transportation, the unavailability of energy sources and other similar happenings or events.

            7.2 Notwithstanding anything to the contrary in this Agreement, in no event shall IBT or the Indemnified Parties be liable to the Fund or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

         8.  TERMINATION.

            8.1 The term of this Agreement shall be three years commencing upon the effective date of the Fund's registration statement (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless (i) the Fund delivers a notice of non-renewal to IBT no later than six months prior to the expiration of the Initial Term, or (ii) IBT delivers a notice of non-renewal to the Fund no later than one year prior to the expiration of the Initial Term.

                  (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice.

                  (b) The Fund may terminate this Agreement during any Renewal Term upon six months written notice to IBT. IBT may terminate this Agreement during any Renewal term upon one year notice to the Fund. Any termination pursuant to this paragraph 7.1(b) shall be effective upon expiration of such notice period.

            8.2 The Fund shall reimburse IBT for any reasonable expenses incurred by IBT in connection with the termination of this Agreement.

            8.3 At any time after the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of IBT relating to its performance of its duties as hereunder.

         9.  PROPERTY OF THE FUND AND CONFIDENTIALITY.

            9.1 The Fund's records, including all those maintained hereunder by the Bank, whether in magnetic media, hard copy, film form or other format, shall be the Fund's property for all purposes, and the Bank shall treat confidentially and as proprietary information of the fund all such records and other information relative to the Fund which is not independently available to the Bank or in the public domain, and shall use such records only in connection with the performance of its duties hereunder and for no other purpose. In particular, the Bank agrees:

                  (a) that all information and data so acquired by it or its employees, agents or contractors under this Agreement, or in contemplation thereof, shall be and shall remain the Fund's exclusive property;

                  (b) to inform its employees, agents or contractors engaged in handling such information and data of the confidential nature of such information and data;

                  (c) to limit access to such information and data to authorized employees, agents or contractors of the Bank and the Fund who have a need to know and use such information and data in connection with this Agreement and the services to be supplied herein;





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                  (d) to keep, and have their employees, agents and contractors keep , any and all such information and data confidential;

                  (e) not to copy or publish or disclose such information and data to others or authorize their employees, agents, contractors or anyone else, to copy or publish or disclose such information and data to others without the other party's prior written approval, except if required by a state or federal court or agency, and in such an event prompt written notice of such disclosure requirement shall be provided to the other party if permitted by law; and

                  (f) that upon termination of this Agreement, all records and other confidential information of the Fund in the possession of the Bank shall be returned to the Fund or its designated successor custodian, offshore agent, administrator, subadministrator or fund accountant, as provided herein.

         The confidentiality provisions noted above will survive termination of this Agreement for a period of two years.

         The parties further agree that this Agreement will be considered confidential during the term of its existence, that access to it will be limited to those employees, agents, contractors or other persons who have a need to know of or utilize the Agreement (including, without being limited to, the fund's Board of Directors or Trustees, the auditors and counsel to the Fund, and Deutsche Fund Management, Inc. or any of its affiliates), and that neither party will publish or disclose the Agreement to others without the other party's prior written approval except if required by a state or federal court or agency, and in such event prompt written notice of such disclosure requirement shall be provided to the other party if permitted by law.

            9.2 RELIEF. The Bank recognizes that the property and proprietary information of the Fund is unique, and that the Fund cannot be fully compensated by money damages and would be irreparably harmed by the disclosure of its confidential information and data in violation of the provisions of Paragraph
9.1. The Bank therefore agrees that the Fund may seek immediate relief at equity for any failure to comply with Paragraph 9.1 hereof, in addition to any other remedies the Fund may have in law or in equity.

         10. CONFIDENTIALITY OF IBT INFORMATION. The Fund agrees that any non-public information obtained hereunder concerning IBT is confidential and may not be disclosed without the prior written consent of IBT, except as may be required by applicable law or at the request of a governmental agency. The Fund further agrees that a breach of this provision would irreparably damage IBT and the Fund accordingly agrees that IBT is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

         11. SERVICE LEVEL STANDARDS. Subject to the non-occurrence of an event of force majeure and the performance of the Fund's obligations described in this Agreement, the Company agrees that the services will be provided in accordance with the service level standards specified in APPENDIX D hereto. IBT's fees will be adjusted based upon performance based reductions as described in APPENDIX D.

         12. NOTICES. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and delivered via (i) United States Postal Service registered mail, (ii) telecopier with written confirmation, (iii) had delivery with signature to such party at its office at the address set forth below, namely:





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                  (a)  In the case of notices sent to the Fund to:

                           Deutsche Portfolios
                           c/o IBT Trust Company (Cayman) Ltd.
                           P.O. Box 501
                           Cardinal Avenue
                           Georgetown, Grand Cayman
                           Attention:  Carmen Thompson

                           With a copy to:
                           Deutsche Fund Management, Inc.
                           31 W. 52nd Street
                           New York, NY 10019
                           Attention:  President

                  (b)  In the case of notices sent to IBT to:

                           IBT Fund Services (Canada) Inc.
                           1 First Canadian, King Street West
                           Suite 2800
                           PO Box 231
                           Toronto, Canada M5X1C8
                           Attention:

                           With a copy to:  John E. Henry, General Counsel
                                            Investors Bank & Trust Company
                                            89 South Street
                                            Boston, MA 02111

                  or at such other place as such party may from time to time designate in writing.

         13. AMENDMENTS. This Agreement may not be altered or amended, except by an instrument in writing, executed by both parties.

         14. PARTIES. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Fund without the written consent of IBT or by IBT without the written consent of the Fund, authorized and approved by its Board; and provided further that termination proceedings pursuant to Section 8 hereof will not be deemed to be an assignment within the meaning of this provision.

         15. GOVERNING LAW. This Agreement and all performance hereunder will be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

         16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         17. ENTIRE AGREEMENT. This Agreement, together with its Appendices, constitutes the sole and entire agreement between the parties relating to the subject matter herein and does not operate as an acceptance of any conflicting terms or provisions of any other instrument and terminates and supersedes any and all prior agreements and undertakings between the parties relating to the subject matter herein.




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         18. LIMITATION OF LIABILITY. IBT is hereby expressly put on notice of the limitation of liability set forth in the Declaration of Trust of the Fund and agrees that the obligations assumed by the Fund hereunder shall be limited in all cases to the assets of the Fund and that IBT shall not seek satisfaction of any such obligation from the officers, agents, employees, trustees, or shareholders of the Fund.

         19. SIGNATURE LICENSE. IBT shall remain a licensee of Signature Financial Group, Inc. with respect to the trademarks of Hub(R) and Spoke(R)1 and related proprietary rights during the term of this Agreement.






                                   [Remainder of Page Intentionally Left Blank]
--------
1 "Hub" and "Spoke" and "Hub and Spoke" are registered trademarks of Signature Financial Group, Inc.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first written above.


                               DEUTSCHE PORTFOLIOS



                               By:.........................................
                                    Name:
                                    Title:


                               IBT FUND SERVICES (CANADA) INC.



                               By:...........................................
                                    Name:
                                    Title:









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                                   APPENDIX A


                                   PORTFOLIOS

                         Provesta Portfolio (US Dollar)
                          Investa Portfolio (US Dollar)
                      Japanese Equity Portfolio (US Dollar)
                        Global Bond Portfolio (US Dollar)
                       European Bond Portfolio (US Dollar)
                       Top 50 World Portfolio (US Dollar)
                       Top 50 Europe Portfolio (US Dollar)
                        Top 50 Asia Portfolio (US Dollar)
                         Top 50 US Portfolio (US Dollar)
                      US Money Market Portfolio (US Dollar)